STOCK PURCHASE AGREEMENT

          This Agreement is made as of October 10, 1997, by and between PCH Investments, LLC, a California limited liability company, ("Buyer"), and Trefoil Capital Investors, L.P., a Delaware limited partnership ("Seller").

          WHEREAS, Seller owns beneficially and of record
1,161,337 shares of Series B Convertible Preferred Stock (the
"Series B Stock") and 1,000,000 shares of Common Stock of L.A.
Gear, Inc. (the "Company"); and

          WHEREAS, Seller desires to sell and Buyer desires to buy 1,140,356 shares of the Series B Stock (the "Shares");

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

          1. Sale and Purchase of Shares. On the date of this Agreement, Seller hereby sells and Buyer hereby purchases the Shares. Buyer shall pay Seller $230,000 in cash, or by cashier's check, and Seller shall deliver to Buyer certificates representing the Shares, which certificates shall be either endorsed in blank or accompanied by a duly executed stock assignment form, with the signature of Seller guaranteed by a bank or a member of the New York Stock Exchange.

          2. Seller's Representations. Seller hereby represents to Buyer that:

               (a) Seller is a duly and validly existing limited partnership, and has all necessary power and authority to enter into this Agreement and to sell, assign, transfer and deliver to Buyer the Shares and the shares subject to the option described in
Section 5 (the "Optioned Shares");

               (b) The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and a consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by Seller and the general partner of Seller and no other approval or authorization on the part of Seller and no other person or entity is necessary for the execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

               (c) No filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority, or any third party, is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

               (d) This Agreement is a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity.

               (e) Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby will constitute a violation of, conflict with, or result in a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller or its properties or assets is bound, or any judgment, decree, order, injunction, statute, rule or regulation applicable to Seller or any of its assets or properties.

               (f) Seller is the record and beneficial owner of the Shares and the Optioned Shares, free and clear of all liens, claims, encumbrances and security interests of any kind.

               (g) The delivery of the certificates for the Shares and the Optioned Shares to Buyer pursuant to the provisions of this Agreement will transfer to Buyer good and valid title to the Shares and the Optioned Shares, free and clear of all liens, claims, encumbrances and security interests of any kind other than those created by Buyer.

               (h)   Seller has delivered to Buyer true and
correct copies of the Indenture dated as of December 24, 1992 between the Company and Chemical Trust Company of California with respect to the Company's 73/4% Convertible Subordinated Debentures due 2002, and the Loan and Security Agreement between L.A. Gear California, Inc. and Congress Financial Corporation (Western) (the "Loan Agreement").

               (i) The Series B Stock represents all of the outstanding preferred stock of the Company.

               (j) The shares of the Company's Preferred Stock and Common Stock referred to in the first Whereas of this Agreement are all of the shares of the Company's stock that are owned by either Seller or its general partner.

          3. Buyer's Representations. Buyer hereby represents to Seller that:

               (a) Buyer does not own any shares of Common Stock or Preferred Stock of the Company.

               (b) Buyer shall use its best efforts to cause the Company to continue its director and officer insurance ("D&O Insurance") and to cause any D&O Insurance obtained by the Company to continue to insure the directors and officers of the Company on the date of this Agreement (the "Current Directors and Officers") so that the Current Directors and Officers are covered by D&O Insurance for all periods they served as directors and officers of the Company, with coverage limits at least as extensive as the D&O Insurance in effect as of the date hereof, and shall otherwise cover the Current Directors and Officers with such D&O Insurance in the same manner and to the same extent as the then existing officers and directors.

               (c) Buyer has received preliminary results of the Company's third quarter of fiscal year 1997 and information on the effect such results may have upon the Company.

          4. Sophisticated Parties; Absence of Representations and Warranties Concerning Company.

          Buyer and Seller each acknowledge that they may have material non-public information about the Company that has not been disclosed to the other party. Each of Buyer and Seller acknowledges that the other party shall have no liability for the non-disclosure of such information. Buyer acknowledges that it is a sophisticated investor able to analyze the Company and its financial condition and results and is relying on its own investigation and not on any representations or warranties of Seller concerning the financial condition, operations, business or prospects of the Company.

          5. Option. Seller hereby grants Buyer the option to acquire the remaining 20,981 shares of Series B Stock and the 1,000,000 shares of the Company's Common Stock (each as adjusted for any stock splits, combinations and the like) that Seller owns for $20,000. This option may be exercised at any time prior to April 15, 1998; provided that Buyer agrees that it will not exercise the option if such exercise would give rise to a default of or a violation under the Loan Agreement. Buyer shall give Seller five business days' notice of its intention to exercise this option. On the fifth business day after such notice, delivery of the Optioned Shares and the payment of the price shall occur at the principal offices of the Company in the manner described in the second sentence of Paragraph 1 above.

          6.   Further Agreements.

               (a) The respective representations and warranties of Seller and Buyer contained herein or in any certificates or other documents delivered with this Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall survive the date of this Agreement indefinitely.

               (b)   Seller agrees to indemnify, reimburse,
defend, and hold harmless the Buyer and its officers, directors, partners, representatives and successors in interest ("Indemnified Parties") for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, reasonable attorneys' fees, disbursements, and expenses, asserted against, resulting to, imposed on, or incurred by the Indemnified Parties (directly or indirectly) in connection with, attributable to, resulting from, or caused by any misrepresentation or inaccuracy in or breach of, any of Seller's representations or warranties in this Agreement. The maximum liability of Seller under this Section 5 shall be $250,000.

          7.   Miscellaneous.

               (a)   This Agreement contains the complete
agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or
construction of this Agreement.   The parties hereby have not
made any representation or warranty except as expressly set forth in this Agreement.

               (b)   This agreement may be executed in
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

               (c) This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns.

               (d)   This Agreement shall be construed and
enforced in accordance with the laws of the State of California.

               (e) This Agreement may be amended, modified, or supplemented only by a written instrument executed by the party or parties against which enforcement, modification or supplementation of the Agreement is sought.

               (f) Each party's obligations under this Agreement are unique. If any party should default in its or his obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate, provided neither party shall be entitled to recover consequential or special damages.

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               (g)   Neither Seller nor Buyer shall make or issue,
or cause to be made or issued, any public announcement or written statement concerning this Agreement.



                              PCH INVESTMENTS, LLC


                              By:________________________________

                              Its:_______________________________



                               TREFOIL CAPITAL INVESTORS, L.P.

                               By: Trefoil Investors, Inc.

                               Its: General Partner



                               By:____________________________



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